UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 17, 2012

BG Medicine, Inc.

(Exact Name of Registrant as Specified in Its Charter)

001-33827

(Commission

File Number)

Delaware	04-3506204
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

610 Lincoln Street North, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

(781) 890-1199

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective as of October 17, 2012, Michael W. Rogers, the Chief Financial Officer of BG Medicine, Inc. (the “Company”), was separated from the Company. Subject to his execution of a general release and separation agreement with the Company, Mr. Rogers will receive the severance pay to which he is entitled under his previously filed employment agreement.

(c) Effective October 18, 2012, the Company appointed Charles H. Abdalian, Jr. as the Company’s Executive Vice President, Chief Financial Officer. Prior to joining the Company, Mr. Abdalian, age 62, most recently held the position of Vice President and Chief Financial Officer of Knome, Inc., a bioinformatics company providing human genome interpretation software and services to international bio/pharma companies, leading academic institutions and molecular diagnostics labs. Prior to Knome, Mr. Abdalian was Senior Vice President and Chief Financial Officer of Molecular Insight Pharmaceuticals, a publically traded radiopharmaceuticals company, where he led reorganization and recapitalization initiatives. Prior to this role, Mr. Abdalian was Senior Vice President and Chief Financial Officer of Coley Pharmaceutical Group, Inc., a publicly traded biopharmaceutical company, where he led Coley’s initial public offering, the largest biotechnology IPO in 2005, and was responsible for Coley’s sale to Pfizer. Prior to Coley, Mr. Abdalian served as President and CEO of Pelias Technologies, a venture backed biosimilars company. Prior to Pelias, he served as Chief Financial Officer of Emisphere Technologies, a publicly held drug delivery company, where he raised over $270 million in equity and convertible debt and increased market value from $60 million to over $500 million. Prior to these roles, Mr. Abdalian was a divisional Chief Financial Officer at the National Medical Care subsidiary of W.R. Grace and Company, where he played a key leadership role in the transformation of the company’s business and its subsequent $7 billion merger with Fresenius. Mr. Abdalian began his professional career at Coopers & Lybrand, where he earned his CPA and was elevated to Audit Partner. He received his B.S. degree in Business Administration, Summa Cum Laude, and his Second Lieutenant’s commission from Norwich University and earned his M.B.A. from the Wharton School of the University of Pennsylvania. He served in the United States Army Finance Corps and was awarded a commendation medal for his accomplishments.

In connection with his appointment as Executive Vice President, Chief Financial Officer, Mr. Abdalian entered into an employment agreement with the Company, effective as of October 18, 2012, setting forth Mr. Abdalian’s compensation and certain other terms. Pursuant to his employment agreement, Mr. Abdalian will be paid an annual base salary of $290,000 and he will be eligible to receive an annual bonus of up to 40% of his annual base salary upon the achievement of specific milestones to be mutually agreed upon by the CEO and Mr. Abdalian. The employment agreement also provides that Mr. Abdalian shall receive a stock option to purchase 140,000 shares of the Company’s common stock, to be granted at an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Market at the Company’s next regularly scheduled Compensation Committee meeting. The stock option shall have a ten-year term, vest over four years with 25% of the stock option vesting on the first anniversary of Mr. Abdalian’s start date and the remaining 75% of the stock option vesting in equal installments on a quarterly basis thereafter, and contains certain acceleration provisions in the event of a change of control of the Company.

Mr. Abdalian’s employment agreement also provides that in the event that his employment is involuntarily terminated other than for cause, disability or death, he will be eligible to receive the following severance and other benefits: (a) the payment of cash severance equal to nine months of his then current annual base salary, which will be payable in periodic installments over that same period and (b) the payment equal to nine months of COBRA health insurance premiums at the Company’s then normal rate of contribution. In addition, Mr. Abdalian’s employment agreement provides that if his employment is involuntarily terminated within twelve months following the consummation of a change of control (as defined in Mr. Abdalian’s employment agreement) for reasons other than for cause, disability, or death, he will be eligible to receive the following severance and other benefits: (a) the payment of cash severance equal to twelve months of his then current annual base salary, which will be payable over twelve months, (b) the payment equal to twelve months of COBRA health insurance premiums at the Company’s then normal rate of contribution, and (c) an additional twelve months acceleration of his then outstanding options. As a condition of employment, Mr. Abdalian has entered into a non-competition and non-solicitation agreement pursuant to which he has agreed not to compete with the Company for a period of six months after the termination of his employment. Receipt of his severance and other termination benefits is subject to the execution by Mr. Abdalian of a separation agreement and his compliance with his non-competition, confidentiality and intellectual property-related obligations to the Company.

On October 18, 2012, the Company issued a press release announcing Mr. Abdalian’s appointment as Executive Vice President, Chief Financial Officer, as described in this Item 5.02 of this Current Report on Form 8-K, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated October 18, 2012 announcing appointment of Charles H. Abdalian, Jr. as Executive Vice President, Chief Financial Officer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BG MEDICINE, INC.

Date: October 23, 2012	/s/ Charles H. Abdalian, Jr.
Charles H. Abdalian, Jr. Executive Vice President, Chief Financial Officer